[GRAPHIC OMITTED]

                                           Registration Statement No. 333-162195
                                               Dated February 15, 2011; Rule 433

                                                                     Relating to
                             Pricing Supplement No. 1113 dated February 15, 2011
                                                                          Page 1

5 YEAR FIXED RATE NOTES DUE 2016
GLOBAL NOTES, SERIES A
Terms and Conditions             Tuesday, February 15, 2011
-------------------------------- --------------------------
Final Terms of the Notes
Issuer                     : Deutsche Bank AG (London Branch)
Issuer Rating              : A+ (SandP), Aa3 (Moody's), AA- (Fitch)
Form of Debt               : Senior, unsecured
Lead Manager               : Deutsche Bank Securities
Nominal Amount             : USD 300,000,000
                           The Notes offered hereby constitute a
                           further issuance of, and will be
                           consolidated with, the USD 1,000,000,000
                           aggregate principal amount of 5 Year
                           Fixed Rate Notes Due 2016 issued by us
                           on January 11, 2011. The Notes offered
                           hereby will have the same ISIN and CUSIP
                           numbers as the previously issued 5 Year
                           Fixed Rate Notes Due 2016 and will trade
                           interchangeably with the previously
                           issued 5 Year Fixed Rate Notes Due 2016
                           immediately upon settlement. Upon
                           completion of this offering, the
                           aggregate principal amount outstanding
                           of all such notes will be
                           $1,300,000,000.
Trade Date                 : 15 February 2011
Issue Date                 : 18 February 2011
Maturity Date              : 11 January 2016
Coupon                     : 3.25%
Spread to Benchmark        : 116bps
Benchmark                  : UST 2% January 2016
Re-offer Price             : 98.917%, plus accrued interest
Re-offer Yield             : 3.492%
Fees                       : 0.25%
All-in Price               : 98.667%, plus accrued interest
All-in Yield               : 3.548%
Aggregate Accrued Interest : USD 1,002,083.33 (37 days)
Interest Accrual Date      : 11 January 2011
Day Count Basis            : 30/360, unadjusted following
Payment Dates              : Semi-annual payable 11 July and 11 January
Early Termination          : None
Redemption                 : 100.00%
Business Days              : New York
Listing                    : None
Denominations              : USD 1,000
ISIN                       : US2515A14E85
CUSIP                      : 2515A1 4E 8
Co-leads                   : Loop Capital Markets LLC, Lebenthal and Co., LLC
Settlement                 : DTC and Euroclear/Clearstream
Calculation Agent          : Deutsche Bank AG, London
Documentation              : SEC Registered

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.

                                           Registration Statement No. 333-162195
                                               Dated February 15, 2011; Rule 433

                                                                     Relating to
                             Pricing Supplement No. 1113 dated February 15, 2011
                                                                          Page 2

5 YEAR FIXED RATE NOTES DUE 2016
GLOBAL NOTES, SERIES A
Terms and Conditions             Tuesday, February 15, 2011
-------------------------------- --------------------------

[] Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

[] Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2
xpdfy.pdf

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.